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                                                              Exhibit 10.12
                                                              -------------

                                     FORM OF

                        DATA FLOW CONTINUATION AGREEMENT

                                     BETWEEN

                                MERCK & CO., INC.

                                       AND

                           MEDCOHEALTH SOLUTIONS, INC.

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                        DATA FLOW CONTINUATION AGREEMENT

     THIS DATA FLOW CONTINUATION AGREEMENT, dated as of _______, 2002, is entered into among Merck & Co., Inc., a New Jersey corporation ("Merck") and MedcoHealth Solutions, Inc., a Delaware corporation ("Medco"). Merck and Medco are referred to collectively as the "Parties."

                                    RECITALS

     A. Medco currently provides (directly or through a subsidiary) certain non-patient identifiable and non plan identifiable data to IMS Health Incorporated ("IMS"), pursuant to an agreement dated January 1, 2000 which requires Medco to continue to provide data to IMS through December 31, 2002 and consistent with applicable laws.

     B. IMS currently provides certain data and information services to Merck pursuant to an Information Services Agreement between IMS and Merck dated January 1, 2000, as amended (the "Information Services Agreement"). The Information Services Agreement requires IMS to continue to provide data and services through the December 31, 2004 data month.

     C. Medco is a Data Supplier (as defined in section 6 of the Information Services Agreement) and allows information that it furnishes to IMS ("Medco Data") to be included in Data (as defined in the Information Services Agreement) that IMS in turn furnishes to Merck.

     D. Merck and Medco are undergoing a change in corporate structure which is not intended to affect the performance of either of the referenced agreements, and the Parties wish to preserve the flow of information that currently exists between them under those agreements.

ACCORDINGLY, the Parties agree as follows:

                                    ARTICLE I

                               DATA TO BE PROVIDED

     1.1 Medco agrees that it will continue to provide information to IMS consistent with the information it has provided since January 1, 2000, and

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that for so long as it remains a Data Supplier to IMS, Medco Data may continue to be provided to Merck under the terms of the Information Services Agreement and consistent with the way such Data has been provided by IMS to Merck since January 1, 2000.

     1.2 In the event that Medco ceases to be a Data Supplier to IMS at any time prior to December 31, 2004, Medco agrees that it will provide Medco Data to Merck directly through the data month ending December 31, 2004.

     1.3 Medco agrees that from the date of this Agreement through December 31, 2004, it shall continue to provide to Merck, either directly or through IMS, the data listed in Schedule 1A, subject to the restrictions contained in that Schedule.

                                   ARTICLE II

                          COMPENSATION AND TERMINATION

     2.1 Merck shall pay Medco the fees set forth in Schedule 2A.

     2.2 Merck may terminate this Agreement for any reason or no reason, effective January 1, 2003 or at any later date, upon at least 90 days prior written notice to Medco. In the event of termination, the fees payable under
Section 2.1 shall be reduced pro rata for the number of months left in the year if the services are terminated mid-year.

                                   ARTICLE III

                        RELATIONSHIP BETWEEN THE PARTIES

     3.1 The relationship between the Parties established under this Agreement is that of independent contractors and neither Party is an employee, agent, partner, or joint venturer of or with the other.

                                   ARTICLE IV

                                 PATIENT PRIVACY

     4.1 Medco represents and warrants that it will perform all of its duties under this Agreement in compliance with all applicable federal, state, local and foreign laws and regulations and licensing requirements, including but not limited to those related to patient notification, authorization and consent, privacy of medical records and medical information. By way of example, Medco is required under the Standards adopted pursuant to the Health Insurance Portability and Accountability Act of 1996, either directly as a covered entity or in its role as a business associate of its health plan clients, to assure that protected health information (all as defined in such Standards) is used or disclosed only in accordance with such Standards.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 Intellectual Property. Medco represents and warrants that it has the right to provide the Medco Data, and that its provision of Medco Data shall not infringe the intellectual property rights of any third party.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 Indemnification. Medco shall indemnify and hold harmless the Merck

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Indemnitees (as defined in the Indemnification Agreement) in respect of all
Liabilities (as defined in the Indemnification Agreement) related to, arising from, asserted against or associated with Medco's providing data hereunder. Such indemnification obligation shall be a Medco Liability for purposes of the Indemnification Agreement, and the provisions of Article I thereof with respect to indemnification shall govern with respect thereto.

     6.2 Additional Indemnification. In addition to, and not in limitation of, the indemnification provided under Section 6.1, Medco shall indemnify and hold harmless the Merck Indemnitees from and against any and all loss, damage or expense, including reasonable attorneys' fees, that Merck may sustain or incur as a result of any claim, suit or proceeding arising out of or in connection with: (1) any actual or alleged negligent or willful act or omission of Medco, or any of its employees, agents or subcontractors; (2) any actual or alleged violation by Medco, or any of its employees, agents or subcontractors of any law, statute, ordinance or regulation; (3) any failure to obtain necessary consents, authorizations, approvals or releases for use of the Medco Data and any violation or alleged violation of any third party or individual's privacy right by the Medco Data provided to Merck under this Agreement; (4) any infringement or alleged infringement by the Medco Data provided to Merck under this Agreement upon any intellectual property right of any third party; or (5) any failure to perform any obligation under this Agreement. Such indemnification obligation shall be a Medco Liability for purposes of the Indemnification Agreement, and the provisions of Article I of that agreement with respect to indemnification shall govern with respect to that liability.

                                   ARTICLE VII

                               DISPUTE RESOLUTION

     7.1 Any dispute, controversy or claim arising between the Parties relating to the interpretation, validity or performance of this Agreement shall be resolved in accordance with the provisions of Article III of the Indemnification Agreement.

     7.2 Injunctive Relief. Notwithstanding the provisions of Section 7.1, Medco acknowledges that any violation of Article I of this Agreement will cause Merck immediate and irreparable harm that monetary damages cannot adequately remedy. The parties agree that, upon any actual or impending violation of Article I of this Agreement, in addition to any money damages or other legal remedy that Merck may have, Merck shall also be entitled to equitable relief, including injunctive relief and specific performance (and Medco shall not plead in defense thereto that there would be an adequate remedy at law), without bond or proof of damages. Such equitable relief may be sought in an arbitration proceeding pursuant to Section 3.1(c) of the Indemnification Agreement (without first complying with the negotiation provisions of Section 3.1(a) thereof) or in a court, subject to Section 8.2. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that Medco has breached Article I of this Agreement, Medco shall be liable and pay to Merck the reasonable legal fees and costs incurred in connection with such litigation, including any appeal from such litigation.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 Entire Agreement. This Agreement and any other agreements specifically referred to in this Agreement constitute the entire agreement

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between the Parties with respect to the subject matter of this Agreement and shall supersede all prior or contemporaneous written or oral agreements or understandings with respect to the same subject matter.

     8.2 Governing Law; Forum. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the procedural (except to the extent inconsistent with the procedures set forth in Article III of the Indemnification Agreement) and substantive laws of the State of New York as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. Under no circumstances may any party seek or be awarded punitive damages under this Agreement. Any state court sitting in New York county, New York and/or the United States District Court for the Southern District of New York shall have exclusive jurisdiction and venue, and each party hereto hereby submits to such jurisdiction and venue and irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to such jurisdiction or the laying of such venue over any Disputes between the parties that are permitted to be brought in a court, or the enforcement of any decision of an arbitrator, pursuant to Article III of the Indemnification Agreement. Each of the parties hereby irrevocably waives any right to a jury trial with respect to a Dispute.

     8.3 Interpretation. The headings contained in this Agreement, including its Schedules and table of contents, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

     8.4 Notices. All notices and other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be in writing to and shall be deemed to have been duly given when delivered in person, by express or overnight mail delivery by a nationally recognized courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested), as follows:

          if to Merck:

                    Merck & Co., Inc.
                    One Merck Drive
                    P.O. Box 100
                      Whitehouse Station, New Jersey 08889

                    Attention: General Counsel

          if to Medco:

                    MedcoHealth Solutions, Inc.
                    100 Parsons Pond Road

                        Franklin Lakes, New Jersey 07417

                    Attention: General Counsel

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices and other communication shall be deemed to have been given and received on the date of actual delivery.

     8.5 Binding Effect; Assignment; Third-Party Beneficiaries. Medco may not, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement or its rights or obligations hereunder, without Merck's prior written consent and, except as otherwise permitted hereby, any attempted assignment, transfer or


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delegation without such prior written consent shall be voidable at the sole option of Merck. Nothing in this Agreement shall restrict any transfer of this Agreement by Merck, whether by operation of law or otherwise. Without limiting the foregoing, this Agreement shall be binding upon Merck and the other members of the Merck Group and Medco and the other members of the Medco Group and their respective legal representatives, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.6 Offset. In addition to, and not in limitation of, any other remedies any member of the Merck Group or any Merck Indemnitee (as defined in the Indemnification Agreement) may be entitled to under the Separation Agreement, any Ancillary Agreement (including this Agreement) or any Intercompany Agreement (as defined in the Indemnification Agreement) , any member of the Merck Group or any Merck Indemnitee may satisfy any amounts owed to such member of the Merck Group or Merck Indemnitee by any member of the Medco Group by means of an offset against any amounts any member of the Merck Group may from time to time owe to any member of the Medco Group or an Medco Indemnitee, whether under the Separation Agreement, any Ancillary Agreement (including this Agreement), any Intercompany Agreement, any other agreement or arrangement existing between any member of the Merck Group and any member of the Medco Group, or otherwise.

     8.7 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator, by any court or in any binding arbitration, to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If the Parties are unable to reach an agreement on any such modification, the arbitrator selected in accordance with Article III of the Indemnification Agreement shall have the authority to determine such modification.

     8.8 Failure or Indulgence Not Waiver. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     8.9 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties hereto.

     8.10 Counterparts. This Agreement and the other documents referred to herein may be executed in counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.

MERCK & CO., INC.                        MEDCOHEALTH SOLUTIONS, INC.


By:                                      By:
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Name:                                    Name:
Title:                                   Title: